UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Whiting Petroleum Corporation

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WHITING PETROLEUM CORPORATION

Significant Executive Compensation and Corporate Governance Changes

April 28, 2015

Dear Stockholders,

This communication summarizes the significant changes Whiting has made to its executive compensation program and has committed to make regarding corporate governance practices. Please consider the following information when voting for the election of directors and the compensation of our named executive officers at our 2015 annual meeting of stockholders. Our board of directors unanimously recommends that you vote FOR such items at our 2015 annual meeting.

Changes to Our Executive Compensation Program

After our 2014 annual meeting, our board of directors and independent compensation committee took the following actions:

●	Engaged with our stockholders, independent compensation consultant and the research teams at the proxy advisory firms.

●	Terminated the Production Participation Plan (PPP) effective December 31, 2013 with no contributions or awards for 2014. Terminating payments made under the PPP are not discretionary and cover many years of prior service.

●	Targeted base salary at the market 50th percentile of our peer group.[1]

●	Established an annual short-term incentive plan with a strong connection between corporate and strategic performance and the potential cash awards based on transparent quantitative metrics for measuring performance.[1]

●	Revised long-term incentive plan to consist 50% of performance shares vesting based on a relative three-year total shareholder return compared to our peer group and 50% of time vesting restricted stock.[1]

●	Eliminated excise tax gross-up agreements and implemented employment and severance agreements on market terms.

●	Modified our peer group to reflect our acquisition of Kodiak that we completed in December 2014.[1]

●	Increased the stock ownership guideline for our chief executive officer.

1 Effective January 1, 2015.

Independent of the items listed above, our chief executive officer, James J. Volker, voluntarily used his own funds to exercise stock options to purchase 75,000 shares of our common stock at approximately $46.67 per share and agreed to hold such shares of stock until he ceases to be our chairman and chief executive officer. Mr. Volker also voluntarily requested that his base salary for 2015 be frozen at the 2014 level in light of current industry conditions.

Changes to Our Corporate Governance Practices

●	Proxy Access: We have committed to submit to a vote of stockholders at our 2016 annual meeting a by-law amendment to implement proxy access. The amendment would allow an individual stockholder or a group of up to 25 stockholders who have held 3% or more of the company’s outstanding common stock for at least three years and who comply with specified procedural and disclosure requirements to include their own director nominees in Whiting’s proxy materials. The number of stockholder-nominated director candidates may not exceed 25% of the directors then serving.

●	Declassification of Board: We have committed to submit to a vote of stockholders at our 2016 annual meeting an amendment to our certificate of incorporation to implement declassification of our board of directors. The amendment would provide that directors be elected to one-year terms as their existing three-year terms expire, beginning with the class of directors to be elected at Whiting’s 2017 annual meeting.

We are dedicated to ensuring our compensation program is appropriate and rewards executives and employees in a manner consistent with best practices and the feedback received from our stockholders, independent compensation consultant and the proxy advisory firms. Our objective is to maintain a strong pay-for-performance culture in order to attract, retain, and motivate leaders who serve our company and our stockholders. In addition, our decisions to seek stockholder approval to implement proxy access and declassify the board of directors are consistent with our commitment to good corporate governance practices.

Sincerely,

Thomas L. Aller	William N. Hahne
Chair of the Compensation Committee	Chair of the Nominating and Governance
Committee

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